Exhibit 99.2

CHP 2024 Valuation Webinar Script

March 13, 2025, 2:30 p.m. ET

Althia:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. Before we begin, please note that statements made during this call will include forward-looking statements within the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, future financial performance, and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information discussed today is a point-in-time estimate based on numerous inputs and data that vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 13, 2025, at 2:30 p.m. I will now turn the call over to CNL Healthcare Properties’ President, CEO and Vice Chairman — Mr. Steve Mauldin.

Welcome/Agenda - Slide 7 Steve:

Thank you, Althia. Good afternoon and thank you for joining us today as we review our updated annual net asset valuation process and results. Joining me on today’s call are Ixchell Duarte, the company’s chief financial officer and treasurer, and Mike Tetrick, senior vice president for our company’s advisor, CNL Healthcare Corp.

Three days ago, we publicly announced a midpoint of $6.64 per share as the estimated net asset valuation (or “N-A-V” or “NAV”) as of year-end 12/31/2024. This midpoint is 0.36 cents (or 5.73%) higher than our previous year-end 2023 NAV midpoint of $6.28 per share. More importantly, we announced our NAV range of $6.33 to $6.98 per share. Mike will review details of the NAV process in a few minutes but let me first take a moment to summarize the company’s state of play and achievements as we look back on our recent performance.

Business Update – Slide 8 Steve:	In 2024, we remained laser-focused on dealing with hyper-inflated costs and continuing our march to further drive the operational and financial performance of our national portfolio of principally private-pay seniors housing communities, which number 69 operating assets in 26 states. Throughout the year we aggressively focused on increasing occupancy rates driving revenue to new all-time heights and growing operating margins. As a result of our efforts, I am pleased to report that like 2023, we again experienced real and tangible operational progress in our occupancy levels, revenues, margins and cash flows. We grew portfolio-wide occupancy steadily and by approximately 190 basis points portfolio-wide and significantly expanded Net Operating Income (or NOI) and company cash flow in our 54 properties managed under third-party operating agreements (or under the RIDEA format) compared to year-end 2023. Higher occupancy was further helped by our ability to achieve meaningfully increased lease rates for both new and existing residents.

By way of example, our 54 RIDEA properties have now posted an impressive 13 consecutive quarters of sequential revenue growth and 10 consecutive quarters of sequential NOI growth.

I am also pleased to share that, while much smaller, our portfolio of 15 triple-net leased properties have maintained strong occupancy and have been able to expand lease coverage metrics, further contributing to our operational success in 2024.

We took action in 2024 to further streamline and simplify our portfolio by acquiring the last minority joint venture interest in one of our properties and as of year-end 2024 we now 100% own all of the assets in our portfolio, which simplifies a whole host of things. I would also importantly note that we have no maturing debt as a company in calendar year 2025.

As the broader industry and we have talked about for some time, the aging baby boomer cohort is here and now becoming our target customer. The oldest baby boomers are set to turn 80 years old in less than a year, yet at the same time there remains an almost 11-year low in the number of seniors housing units under development and construction. At this rate and by 2030, almost 580,000 new units will be needed to meet demand; however, only about 190,000 are expected to be added at current development rates, according to recent data from NIC, which is the National Investment Center for Seniors Housing & Care and a key resource for market insights in our sector. Construction is understandably expected to remain low for the next couple of years driven by elevated costs for both construction and debt, which we and the industry think will further aid our string of occupancy, revenue and cash flow gains in the coming years.

Business Update - Slide 9 Steve:

Our seniors housing portfolio of 69 communities is predominantly needs-based, private-pay assisted living communities, including assisted living with memory care services and independent living units. Our assets have a current effective average age of under 16 years and are especially well-cared-for and maintained, physically.

We continue to believe in our responsible and conservative dividend strategy as we further rebound from the pandemic and other recent economic headwinds, all the while as we are actively exploring strategic liquidity options for shareholders. For the year ended Dec. 31, 2024, we declared and paid $17.8 million of cash distributions representing an annualized yield of 1.54% on our recently updated estimated net asset value per share.

During 2024, we also intentionally reduced our already low debt levels even further. We ended the year with an aggregate debt-to-asset ratio of 30.1%, compared to 31.9% the prior year based on the in-place carrying value of our assets.

You can take comfort in the fact that we are confident that our business remains in a financially solid, flexible and highly desirable position given our low debt level and liquidity resources.

As we are all aware, the Federal Reserve increased the federal funds rate 11 times from 0.25% to 5.50%, between March 2022 and July 2023 and inflationary forces impacted almost every cost item for the company and essentially all of us in our daily lives. The persistent inflationary environment, specifically higher wage and labor costs, continue to challenge many businesses across a multitude of industries, including seniors housing, where about 60% of our costs are labor- and people-related.

Although the Fed decreased rates three times from 5.50% to 4.50% starting in September 2024, concerns remain over economic forecasts and future interest rates and “higher for longer” expectations, which have affected discount rates and cap rates, which Mike will discuss shortly.

NAV Result -Slide 10 Steve:

Our board of directors announced an estimated NAV per share range of $6.33 to $6.98. The $6.64 midpoint of the range of values was approved and established as the estimated NAV per share for shareholder statement purposes. The $0.36 per share (or 5.73%) increase in the company’s 2024 estimated NAV year-over-year was mainly driven by our sustained and positive operating performance which lifted the aggregate appraised value of our portfolio.

The appraised value of our properties increased by approximately $51.7 million (or 3.1%) to approximately $1.73 billion as of year-end. The primary driver of the gain was our strong NOI (or property cash flow) improvement, which was partially offset by increases in discount rates and terminal cap rates.

NAV history slide -Slide 11 Steve:

Like we’ve done for a number of years now, our estimated NAV per share includes a deduction for our current projection of estimated property-level transaction costs. The projected transaction costs are estimated based on a hypothetical orderly sale of all of the company’s assets. To be conservative, we began proactively deducting these costs beginning in 2018 after we publicly announced our start of the strategic alternatives process to begin to provide liquidity to shareholders.

However, consistent with prior methodology and industry guidelines, the NAV per share excludes any entity-level liquidation costs, which are wholly dependent on the structure of any potential liquidating transaction or transactions.

Other than our proactive inclusion of theoretical transaction costs, our NAV process just like in past years is in complete lockstep with the Investment Program Association (or “IPA”) industry guidelines for annual net asset valuation exercises. The IPA is the leading national industry trade association for our direct investment industry. As a reminder, while our process is rigorous and thorough, our estimated NAV is very much a snapshot in time – like any appraisal or balance sheet driven process – and is not necessarily meant to be indicative of value the company or our shareholders should expect to receive now, or in the future.

While we will not be hosting a question-and-answer session at the end of today’s call due to the fact we remain squarely and especially active in strategic liquidity initiatives, our CNL’s shareholder services and capital markets team members stand ready to assist you further should you have any questions.

I would now like to invite Mike Tetrick to further color-up our valuation process in greater detail. Mike is a senior vice president with our company’s advisor and has extensive involvement and a leadership role in the company’s annual valuation process.

Estimated NAV Process – Slide 12 Mike:

For a seventh consecutive year, the company engaged Robert A. Stanger & Co., an independent third-party valuation firm, to provide a valuation analysis of our real estate and balance sheet and to assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, to establish the new estimated NAV per share as of calendar year-end 2024.

In their analysis, Stanger conducted individual property appraisals for all properties and provided a range of values by decreasing and increasing cap rates and discount rates by 25 basis points. This resulted in a valuation range of $6.33 to $6.98 for the estimated NAV per share. In addition, and in accordance with IPA guidelines, Stanger provided a sensitivity analysis by stressing discount rates and capitalization rates up and down by 5%.

The estimated NAV per share was established consistent with our valuation policy and the recommended methodology set forth by the IPA, except for deducting estimated property-level transaction costs, which presume a hypothetical orderly sale of the company’s assets.

Methodology & Assumptions – Slide 13 Mike:	Stanger used the income approach to valuation that included a discounted cash flow (or DCF) analysis and a direct capitalization analysis. For the one parcel of land and excess or surplus land, the sales comparison approach was used. The DCF analysis was applied to property revenues and expenses over a projected 10-year holding period. Stanger relied solely on DCF analyses to determine the appraised value of the 54 RIDEA properties as well as two of our fifteen triple net leased properties. The value of these properties increased primarily due to higher NOI offset by higher terminal cap rate and discount rate assumptions. Each appraised property’s value was adjusted, as applicable, for lease-up costs, non-discretionary capital expenditures and surplus land. The resulting value was adjusted for any third-party promoted interests.

The remaining thirteen triple net leased properties were valued using direct capitalization and had an increase in value due to improved lease coverage and a reduction in the cap rate applied to the forward-year rent payments.

The appraised properties excluded any portfolio premium in accordance with our valuation policy and IPA guidelines. Stanger prepared an appraisal report summarizing the key information, assumptions and value for each asset as of year-end.

Stanger appraised the 69 properties and one parcel of land, which had an aggregate estimated value of approximately $1.73 billion, an increase of 3.1% compared to the appraised value of the same properties for the prior year.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained as of Dec. 31, 2024. The company utilized a discounted cash flow analysis whereby contractual debt payments were discounted to present value at an interest rate deemed appropriate and reflective of market interest rates as of the valuation date. The collateral type, origination date, anticipated duration and pre-payment terms were also considered. Stanger confirmed the reasonableness of our fair market value of debt.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the values derived from our audited balance sheet for year-end December 31, 2024.

Discount and Capitalization Rates Summary – Slide 14 Mike:

As Steve mentioned earlier, Stanger used both direct capitalization and discounted cash flow analyses in the valuation. Generally, terminal cap rates and discount rates used in the DCF were higher than the prior year. In selecting the discount rate, Stanger considered estimated target rates of return for buyers of similar properties with consideration given to unique property-related features such as location and age. In comparison to last year’s valuation, the RIDEA properties had an increase in the weighted average discount rate of +74 basis points, to 9.55%, and an increase in the terminal capitalization rate of 19 basis points, to 7.79%.

The two triple-net leased properties that also utilized DCF had an increase in the weighted average discount rate of 89 basis points, to 11.46%, and an increase in the terminal capitalization rate of 36 basis points, to 9.68%.

The thirteen triple-net leased properties utilizing direct cap analyses had a decrease in the weighted average direct capitalization rate of 17 basis points, to 7.00%.

Stanger reviewed published seniors housing and healthcare property investor surveys and considered, among other factors, prevailing cap rates for the property’s location, age and condition, the property’s operating trends and, lease coverage ratios to determine the direct capitalization rates utilized in our triple net leased portfolio.

Valuation Range & Midpoint – Slide 15 Mike:	Stanger also provided a valuation range for the appraised properties’ real estate values by varying the discount rate, terminal cap rate and direct capitalization rates by 25 basis points in either direction. The lower end of the discount and capitalization rates, along with the upper end of price per square foot for the land parcel, has a positive $0.34 impact on NAV per share. Conversely, the reverse has a negative $0.31 impact on NAV per share. The result is a NAV per share valuation range of $6.33 to $6.98 with a midpoint value of $6.64.

8-K Sensitivity – Slide 16 Mike:

As changes to the key assumptions to arrive at the estimated NAV per share could have a significant impact on the value of our real estate assets, an 8-K sensitivity analysis was conducted on the appraised properties in accordance with IPA guidelines to illustrate the effect of a 5% increase or decrease to the discount rates, terminal cap rates and direct capitalization rates. The land price per square foot was also adjusted by 5% in either direction. This sensitivity analysis shows that 5% lower assumed rates would increase the midpoint NAV by $0.48 per share, while 5% higher assumed rates would decrease the midpoint NAV by $0.52 per share.

I would now like to turn the call over to Ixchell Duarte, our chief financial officer and treasurer to summarize the results of our valuation work and describe other company matters.

Estimated NAV Per Share Build-Up – Slide 17 Ixchell:

Thank you, Mike.

The resulting valuation range for the company’s estimated NAV on a per share basis was $6.33 to $6.98 per share, which included a deduction of $0.14 per share for estimated transaction costs assuming a hypothetical orderly sale of the company’s assets. Our board of directors approved a mid-point of $6.64 as the estimated NAV per share based on a total net asset value of approximately $1.18 billion which consisted of $1.73 billion in net consolidated real estate value plus $60.5 million in cash and other assets, offset by approximately $569.8 million in debt, $36.0 million in accounts payable and other liabilities, as well as approximately $24.8 million in estimated transaction costs.

We divided our total estimated net asset value by approximately 173.94 million outstanding shares, which excluded the advisor’s restricted shares, and arrived at an estimated NAV per share of $6.64. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

Financial Health – Slide 18 Ixchell:	As of December 31, 2024, we had liquidity of $90 million consisting of $44 million cash on hand and $46 million in undrawn availability under our revolving credit facility. We remain focused on maintaining strong liquidity and financial flexibility and on managing our portfolio of 70 assets (consisting of 69 communities plus one parcel of land)

Seniors Housing Sector - Slide 19 Ixchell:

The aging demographic trends, particularly driven by baby boomers, are anticipated to grow the 80+ population by 25% through 2030, and more importantly as Steve mentioned earlier, the first baby boomers turn 80 in 2026. This trend, coupled with the occupancy rebound and declining inventory growth, which remains well below pre-pandemic historical averages, continues to give us confidence in the seniors housing sector. Specifically, the majority of independent and assisted living properties continue to decline in the number of units under construction and are back to levels last seen in 2014, according to third-quarter 2024 data from the National Investment Center for Seniors Housing Care. We believe we are well-positioned given the quality of our assets, operational progress, and financial stability.

As a reminder, we intend to post this presentation on our website at cnlhealthcareproperties.com. We also invite you to review our Form 8-K filed on March 10, 2025, which has additional details about our estimated net asset value and our valuation process.

Now, I’d like to turn it back to Steve for closing remarks, Steve.

What’s Next - Slide 20 Steve:

Thank you, Ixchell.

I would close by saying how encouraged we are by another solid year of progress in 2024, which followed a strong operational year for us in 2023 and supports our continued belief in the seniors housing industry and in our collection of now-69 communities.

In 2025, you can count us being totally focused on execution – capitalizing further on our success in 2024 as we propel our portfolio’s operational and financial performance forward, with a consistent and unrelenting emphasis on continued occupancy growth, rental rate growth and operating margin growth.

Capital constraints, elevated costs across the board, and a high degree of economic, political and geopolitical uncertainty discouraged large-scale strategic opportunities in our industry in 2024 — especially at values we would judge to be acceptable to company shareholders. We are hopeful that the environment in 2025 will shape up to be more conducive to our transactional aspirations.

Certainly today, the current macroeconomic factors and demographics supporting the seniors industry appear especially favorable and historic as demand is high and growing, while at the same time new supply is especially low and won’t ramp up quickly. Industry forecasts universally predict further occupancy, revenue, margin and cash flow growth in 2025, and beyond. However, we are not immune and cannot overlook the potential impacts of the sometime-daily shifting economic and political landscape and how that might impact our industry, company, the U.S. economy and consumers in general. Notwithstanding, we believe we are in a great position – we are delivering operationally; our portfolio is streamlined and well-maintained; and we believe our balance sheet and liquidity are in formidable shape. More than ever, we are undeterred in our aggressive pursuit of liquidity strategies and opportunities that might be judged to be in our shareholders’ best interests.

Contacts - Slide 21	On behalf of everyone here at CNL and our very engaged board of directors, I’d like to thank you for your continued confidence in CNL Healthcare Properties and for joining us for today’s valuation webinar. This concludes today’s call. Thank you very much.

END

13